STELLAR SIGNS LICENCE AND SUPPLY AGREEMENTS WITH WATSON
EX-99.1

FOR IMMEDIATE RELEASE
STELLAR PHARMACEUTICALS SIGNS LICENCE AND SUPPLY AGREEMENTS WITH WATSON PHARMACEUTICALS FOR STELLAR’S URACYST® PRODUCT

LONDON, ONTARIO, CANADA – December 14, 2006 –
Stellar Pharmaceuticals Inc. ("Stellar" or “the Company”) (OTCBB: SLXCF; TSXV: SLX) today announced that Watson Pharmaceuticals, Inc. (“Watson”) (NYSE: WPI) has acquired the exclusive development and commercialization rights for Uracyst®, Stellar’s novel agent for the treatment of interstitial cystitis.

Under the terms of the Licence and Supply Agreements entered into with Watson, Stellar will grant Watson a licence to market, sell and distribute Uracyst and will also manufacture and supply Uracyst for Watson. Watson will be responsible for conducting clinical studies and obtaining FDA approval and will have exclusive rights to commercialize Uracyst in the United States. Under the terms of the Licence Agreement, Stellar will receive an upfront payment of U.S. $2.2 million, additional payments based on achievement of certain milestones of U.S. $5.8 million and royalties on Watson’s net sales of Uracyst.

Peter Riehl, Stellar’s President and Chief Executive Officer, stated, “This is a significant event in Stellar’s history. We are pleased and proud to enter into this relationship with one of the United States leading specialty pharmaceutical companies, especially one with a growing presence and reputation in the field of urology. We look forward to working with Watson on the development of Uracyst; a product we believe will address an underserved U.S. market. We are hopeful that our relationship with Watson will assist Stellar in continuing to elevate Uracyst’s profile in the global marketplace.”

Interstitial Cystitis (IC) is a chronic inflammatory disease of the bladder wall which causes pain, discomfort and frequent and urgent urination for those afflicted. The etiology of the disease is unknown. There is no known cure for IC and currently approved products attempt to alleviate the symptoms of the disease. The quality of life for patients with IC is extremely poor, as they may need to void up to 60 times per day.

Uracyst, a sodium chondroitin sulfate solution, supplements and replenishes deficiencies in the glycosaminoglycan (GAG) lining of the bladder. The GAG lining acts as a protective barrier against irritants and toxins in the urine, and defends against bacterial adherence. Many researchers believe that more than 70% of patients with IC have deficient GAG layers allowing irritants and toxins in the urine to seep through this protective barrier causing an inflammation of the bladder wall. It is estimated that the number of people with IC in the United States is over 700,000.

Stellar currently markets Uracyst directly in Canada and through out-licensing agreements in Germany, the Netherlands, Austria, the United Kingdom, and Scandinavia. Stellar also has out licensing agreements in place for Uracyst in China and Israel where it is currently awaiting regulatory approval.

About Stellar Pharmaceuticals Inc.
Stellar develops high quality, cost effective proprietary products based on its core polysaccharide technology for niche, under-served markets. Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements three products based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis; and Uracyst® and the Uracyst® Test Kit, its patented technology for the diagnosis and treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Stellar also has an in-licensing agreement for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.
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